Exhibit 99.1

Ethan Allen Reports Fiscal 2023 and Fourth Quarter Results

DANBURY, CT – AUGUST 2, 2023 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD) today reported its financial and operating results for the fiscal 2023 full year and fourth quarter ended June 30, 2023.

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO commented, “We are pleased with our financial and operating results for the fiscal 2023 full year and fourth quarter ended June 30, 2023. For the fiscal year, we reported consolidated net sales of $791.4 million, gross margin of 60.7%, adjusted operating margin of 16.9% and adjusted diluted EPS of $4.03. We continue to generate strong operating cash flow and as of June 30, 2023, we had total cash and investments of $172.7 million and no debt. For our fourth quarter ended June 30, 2023, we delivered consolidated net sales of $187.4 million, gross margin of 61.5%, adjusted operating margin of 16.3% and adjusted diluted EPS of $0.96. During our fiscal year ended June 30, 2023, we distributed $46.4 million of cash dividends. We are also pleased to announce that yesterday our Board approved a special cash dividend of $0.50 per share and our regular quarterly cash dividend of $0.36 per share, both payable on August 31, 2023.”

Mr. Kathwari continued, “I would like to thank our team for continuing to develop a strong entrepreneurial enterprise with a focus on great quality, service and strong financial results. As we enter the post COVID-19 era, we believe we are well positioned. During the last three years we have strengthened major areas of our vertically integrated enterprise including talent, marketing, service, technology and social responsibility.”

“Our focus moving forward will continue to strengthen the various areas of our vertically integrated structure, including developing a strong team which is entrepreneurial and disciplined, enhancing our product offerings under the umbrella of Classics with a Modern Perspective, repositioning our retail network as an Interior Design Destination and ongoing investments in technology to further enhance our marketing, our North American manufacturing and our logistics. While we understand the challenges of a slower economy and the reduction of consumer focus on the home that had occurred due to the COVID-19 pandemic, we remain cautiously optimistic due to our many initiatives over the last three years,” concluded Mr. Kathwari.

FULL FISCAL YEAR 2023 HIGHLIGHTS*

●	Consolidated net sales of $791.4 million were lower by 3.2%
o	Retail net sales of $662.6 million were lower by 4.0%
o	Wholesale net sales of $449.6 million were lower by 7.1%

●	Written order trends
o	Retail segment written orders increased 0.8% compared with pre-pandemic fiscal 2019; down 12.3% compared with fiscal 2022
o	Wholesale segment written orders decreased 2.1% compared with fiscal 2019; down 9.0% from last year

●	Consolidated gross margin rose to 60.7%; adjusted operating margin improved to 16.9%

●	Diluted EPS of $4.13 compared with $4.05; adjusted diluted EPS of $4.03 increased 2.5%

●	Generated $100.7 million of cash from operating activities, up from $69.4 million a year ago

●	Paid cash dividends of $46.4 million; increased the Company’s regular quarterly cash dividend by 12.5% in April 2023 and paid a $0.50 per share special cash dividend in August 2022

●	Ethan Allen launched its next reinvention with the grand reopening of the Danbury Connecticut Design Center as an Interior Design Destination

●	Opened multiple new design centers during fiscal 2023 that showcase the Company’s unique vision of American style while combining complimentary interior design services with technology

●	Named one of America’s Top 10 Retailers by Newsweek, including recognition as the #1 retailer of Premium Furniture

●

For the fourth year in a row, Ethan Allen’s upholstery manufacturing operation in Mexico has been named “Empresa Socialmente Responsable” (Environmentally and Socially Responsible) by the Mexican Center for Corporate Philanthropy and the Alliance for Corporate Social Responsibility

FISCAL 2023 FOURTH QUARTER HIGHLIGHTS*

●	Consolidated net sales of $187.4 million were lower by 18.4%
o	Retail net sales of $156.2 million were lower by 17.2%
o	Wholesale net sales of $114.5 million were lower by 16.7%

●	Written order trends
o	Retail segment written orders decreased 1.2% compared with the pre-pandemic fourth quarter of fiscal 2019; down 12.5% compared with the fourth quarter of fiscal 2022
o	Wholesale segment written orders decreased 2.5% compared with the fourth quarter of fiscal 2019; decreased 14.7% from a year ago

●

Consolidated gross margin increased to 61.5%, up from 58.2% a year ago due to a favorable sales mix, disciplined promotional activity and lower input costs including reduced inbound freight and raw material costs partially offset by lower delivered unit volume

●

Operating margin of 16.9%; adjusted operating margin of 16.3% compared with 18.5% last year due to lower consolidated net sales, higher retail delivery and health insurance costs, and new product display, merchandising and sample costs partially offset by gross margin expansion and the Company’s ability to maintain a disciplined approach to cost savings and expense control; selling, general and administrative expenses decreased 7.6% and equaled 45.1% of net sales, an increase from 39.8% last year due to fixed cost deleveraging on lower sales

●

Advertising expenses were equal to 1.9% of net sales compared to 1.5% in the prior year fourth quarter; increased use of digital and direct mail advertising to further penetrate the market; promotional activity remained disciplined and was comparable to the prior year

●	Diluted EPS of $0.99 compared with $1.23; adjusted diluted EPS of $0.96 decreased 23.2%

●	Generated $26.3 million of cash from operating activities compared to $29.4 million a year ago

●	Paid regular quarterly cash dividends totaling $9.2 million, up 12.7% from last year

●	Ended the quarter with $172.7 million in cash and investments with no debt outstanding

●	Reduced inventory levels to $149.2 million as of June 30, 2023, down $27.3 million or 15.5% from a year ago

* See reconciliation of GAAP to adjusted key financial measures in the back of this press release. Comparisons are to the fourth quarter and full fiscal 2022 year.

KEY FINANCIAL MEASURES*

(Unaudited)
(In thousands, except per share data)
	Three months ended				Twelve months ended
	June 30,				June 30,
	2023	2022	% Change		2023	2022	% Change
Net sales	$187,375	$229,683	(18.4%	)	$791,382	$817,762	(3.2% )
Gross profit	$115,183	$133,785	(13.9%	)	$480,370	$484,706	(0.9% )
Gross margin	61.5%	58.2%			60.7%	59.3%
GAAP operating income	$31,689	$41,945	(24.5%	)	$137,196	$138,250	(0.8% )
Adjusted operating income*	$30,631	$42,438	(27.8%	)	$133,514	$134,240	(0.5% )
GAAP operating margin	16.9%	18.3%			17.3%	16.9%
Adjusted operating margin*	16.3%	18.5%			16.9%	16.4%
GAAP net income	$25,405	$31,519	(19.4%	)	$105,807	$103,280	2.4%
Adjusted net income*	$24,615	$31,888	(22.8%	)	$103,057	$100,277	2.8%
Effective tax rate	23.6%	24.9%			25.0%	25.2%
GAAP diluted EPS	$0.99	$1.23	(19.5%	)	$4.13	$4.05	2.0%
Adjusted diluted EPS*	$0.96	$1.25	(23.2%	)	$4.03	$3.93	2.5%
Cash flows from operating activities	$26,306	$29,355	(10.4%	)	$100,664	$69,356	45.1%

* See reconciliation of GAAP to adjusted key financial measures in the back of this press release

BALANCE SHEET and CASH FLOW

Cash and investments totaled $172.7 million at June 30, 2023, compared with $121.1 million a year ago. The increase of $51.6 million during the fiscal year was primarily due to $100.7 million in cash generated from operating activities and $8.1 million in proceeds received from a sale-leaseback transaction completed in August 2022 partially offset by $46.4 million in cash dividends paid and capital expenditures of $13.9 million as the Company continues to return capital to shareholders and reinvest back into the business.

Cash dividends paid were $46.4 million during fiscal 2023, which included a special cash dividend of $12.7 million, or $0.50 per share paid in August 2022 and a 12.5% increase to the regular quarterly cash dividend.

Cash from operating activities totaled $100.7 million during fiscal 2023, an increase from $69.4 million in the prior year due to a reduction in inventory carrying levels and accounts receivable combined with higher net income partially offset by a decline in customer deposits.

Inventories, net decreased to $149.2 million at June 30, 2023, compared with $176.5 million a year ago, as the Company restores its operating inventory levels to more historical norms as backlog declines. Inventory balances continue to decrease as the Company seeks to reduce its levels of inventory while also ensuring appropriate levels are maintained to service its customer base.

Customer deposits from written orders totaled $77.8 million at June 30, 2023, a decrease of $43.3 million during the fiscal year as net shipments outpaced written orders, which also helped reduce backlog. As of June 30, 2023, wholesale order backlog was $74.0 million, down 27.7% from a year ago. The number of weeks of wholesale backlog was reduced by 6.7% compared to the prior year, bringing backlog more current but still higher than pre-pandemic levels.

No debt outstanding at June 30, 2023.

DIVIDENDS

On August 1, 2023, the Company’s Board of Directors declared a $0.50 per share special cash dividend to shareholders of record on August 15, 2023, payable on August 31, 2023. The Board also declared a regular quarterly cash dividend of $0.36 per share, payable on August 31, 2023, to shareholders of record at the close of business on August 15, 2023. Ethan Allen has a long history of returning capital to shareholders and is pleased to pay a special cash dividend, which highlights the Company’s strong balance sheet and operating results. The Company has paid a special cash dividend each of the past three years and paid an annual cash dividend every year since 1996.

CONFERENCE CALL

Ethan Allen will host a conference call with investors and analysts today, August 2, 2023, at 5:00 PM (Eastern Time) to discuss these results. The conference call will be webcast live from the Company’s Investor Relations website at https://ir.ethanallen.com.

The following information is provided for those who would like to participate in the conference call:

● U.S. Participants:	877-705-2976
● International Participants:	201-689-8798
● Meeting Number:	13739093

For those unable to listen live, an archived recording of the call will be made available on the Company’s website referenced above for up to six months.

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETD) is a leading interior design company, manufacturer and retailer in the home furnishings marketplace. The Company is a global luxury home fashion brand that is vertically integrated from product design through home delivery, which offers its customers stylish product offerings, artisanal quality, and personalized service. The Company provides complimentary interior design service to its clients and sells a full range of home furnishings through a retail network of design centers located throughout the United States and abroad as well as online at ethanallen.com. Ethan Allen owns and operates ten manufacturing facilities located in the United States, Mexico and Honduras, including one sawmill, one rough mill and a lumberyard. Approximately 75% of its products are manufactured or assembled in these North American facilities.

For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Investor Relations Contact:

Matt McNulty
Senior Vice President, Chief Financial Officer and Treasurer
IR@ethanallen.com

ABOUT NON-GAAP FINANCIAL MEASURES

This press release is intended to supplement, rather than to supersede, the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release the Company has included financial measures that are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company uses non-GAAP financial measures, including adjusted operating income and margin, adjusted net income and adjusted diluted EPS (collectively “non-GAAP financial measures”). The Company computes these non-GAAP financial measures by adjusting the comparable GAAP measure to remove the impact of certain charges and gains and the related tax effect of these adjustments. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, or superior to, the financial performance measures prepared in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measure reported in accordance with GAAP is provided at the end of this press release.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, forward-looking statements represent management’s beliefs and assumptions concerning current expectations, projections or trends relating to results of operations, financial results, financial condition, strategic objectives and plans, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, investments, future economic performance, business and industry and the effect of the COVID-19 pandemic on the business operations and financial results. Such forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “continue,” “may,” “will,” “short-term,” “target,” “outlook,” “forecast,” “future,” “strategy,” “opportunity,” “would,” “guidance,” “non-recurring,” “one-time,” “unusual,” “should,” “likely,” “COVID-19 impact,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. The Company derives many of its forward-looking statements from operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it cautions that it is very difficult to predict the impact of known factors and it is impossible for the Company to anticipate all factors that could affect actual results and matters that are identified as “short term,” “non-recurring,” “unusual,” “one-time,” or other words and terms of similar meaning may in fact recur in one or more future financial reporting periods.

Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to, the risks and uncertainties disclosed in Part I, Item 1A. Risk Factors, in the Company’s 2022 Annual Report on Form 10-K and other factors identified in its reports filed with the Securities and Exchange Commission (the “SEC”), available on the SEC's website at www.sec.gov.

All forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements. A reader should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the Company’s ability to control or predict. The Company is including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except per share data)
	Three months ended June 30,		Twelve months ended June 30,
	2023	2022	2023	2022
Net sales	$187,375	$229,683	$791,382	$817,762
Cost of sales	72,192	95,898	311,012	333,056
Gross profit	115,183	133,785	480,370	484,706
Selling, general and administrative expenses	84,552	91,460	346,894	350,917
Restructuring and other impairment charges, net of gains	(1,058)	380	(3,720)	(4,461)
Operating income	31,689	41,945	137,196	138,250
Other income (expense), net	1,566	26	3,829	(129)
Income before income taxes	33,255	41,971	141,025	138,121
Income tax expense	7,850	10,452	35,218	34,841
Net income	$25,405	$31,519	$105,807	$103,280

Net income per diluted share	$0.99	$1.23	$4.13	$4.05
Diluted weighted average common shares	25,674	25,574	25,604	25,522

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	June 30,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$62,130	$109,919
Investments	110,577	11,199
Accounts receivable, net	11,577	17,019
Inventories, net	149,195	176,504
Prepaid expenses and other current assets	25,974	32,108
Total current assets	359,453	346,749

Property, plant and equipment, net	222,167	223,530
Goodwill	25,388	25,388
Intangible assets	19,740	19,740
Operating lease right-of-use assets	115,861	100,782
Deferred income taxes	640	820
Other assets	2,204	2,886
Total ASSETS	$745,453	$719,895

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$28,565	$37,370
Customer deposits	77,765	121,080
Accrued compensation and benefits	23,534	22,700
Current operating lease liabilities	26,045	25,705
Other current liabilities	7,188	8,788
Total current liabilities	163,097	215,643

Operating lease liabilities, long-term	104,301	89,506
Deferred income taxes	3,056	4,418
Other long-term liabilities	3,993	3,005
Total LIABILITIES	$274,447	$312,572

Shareholders’ equity
Ethan Allen Interiors Inc. shareholders’ equity	$471,028	$407,349
Noncontrolling interests	(22)	(26)
Total shareholders’ equity	$471,006	$407,323
Total LIABILITIES AND SHAREHOLDERS’ EQUITY	$745,453	$719,895

Reconciliation of Non-GAAP Financial Measures

To supplement the financial measures prepared in accordance with GAAP, the Company uses non-GAAP financial measures, including adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below.

These non-GAAP measures are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company believes these non-GAAP measures provide a meaningful comparison of its results to others in its industry and prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, its financial performance measures prepared in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Despite the limitations of these non-GAAP financial measures, the Company believes these adjusted financial measures and the information they provide are useful in viewing its performance using the same tools that management uses to assess progress in achieving its goals. Adjusted measures may also facilitate comparisons to historical performance.

The following tables below provide a reconciliation of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

(Unaudited)
(In thousands, except per share data)	Three months ended				Twelve months ended
	June 30,				June 30,
	2023	2022	% Change		2023	2022	% Change
Consolidated Adjusted Operating Income / Operating Margin
GAAP Operating income	$31,689	$41,945	(24.5%	)	$137,196	$138,250	(0.8% )
Adjustments (pre-tax)*	(1,058)	493			(3,682)	(4,010)
Adjusted operating income*	$30,631	$42,438	(27.8%	)	$133,514	$134,240	(0.5% )

Consolidated Net sales	$187,375	$229,683	(18.4%	)	$791,382	$817,762	(3.2% )
GAAP Operating margin	16.9%	18.3%			17.3%	16.9%
Adjusted operating margin*	16.3%	18.5%			16.9%	16.4%

Consolidated Adjusted Net Income / Adjusted Diluted EPS
GAAP Net income	$25,405	$31,519	(19.4%	)	$105,807	$103,280	2.4%
Adjustments, net of tax*	(790)	369			(2,750)	(3,003)
Adjusted net income	$24,615	$31,888	(22.8%	)	$103,057	$100,277	2.8%
Diluted weighted average common shares	25,674	25,574			25,604	25,522
GAAP Diluted EPS	$0.99	$1.23	(19.5%	)	$4.13	$4.05	2.0%
Adjusted diluted EPS*	$0.96	$1.25	(23.2%	)	$4.03	$3.93	2.5%

* Adjustments to reported GAAP financial measures including operating income and margin, net income and diluted EPS have been adjusted by the following:

(Unaudited)	Three months ended		Twelve months ended
(In thousands)	June 30,		June 30,
	2023	2022	2023	2022
Gain on sale-leaseback transaction	$(656)	$-	$(4,222)	$-
Gain on sales of property, plant and equipment	(311)	-	(311)	(5,431)
Severance and other charges	91	380	813	970
Impairment of long-lived assets and lease exit costs	-	113	38	451
Adjustments to operating income	$(1,058)	$493	$(3,682)	$(4,010)
Adjustments to income before income taxes	$(1,058)	$493	$(3,682)	$(4,010)
Related income tax effects on non-recurring items(1)	268	(124)	932	1,007
Adjustments to net income	$(790)	$369	$(2,750)	$(3,003)

(1)	Calculated using the marginal tax rate for each period presented